UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2007
Date of Report (Date of earliest event reported)

ITONIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52201	20-3885298
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Klimentska 10, 110 00 Praque 1, Czech Republic	0000
(Address of principal executive offices)	(Zip Code)

++420 296 578 180
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 16, 2007, ITonis Inc. (“we”, “us”, “our” or the “Company”) entered into a memorandum of understanding with iOcean Media Limited (“iOcean”) for the launch of a joint venture project to provide Internet Protocol Television services in the People’s Republic of China. Under terms of the memorandum of understanding, we have agreed with iOcean to enter into good faith negotiations towards the execution of a formal joint venture agreement and a license agreement that will govern the joint venture project. The definitive agreements will be based on the terms of the memorandum of understanding. The definitive agreement is to be executed within three months of the date of the memorandum of understanding.

The memorandum of understanding contemplates that we and iOcean will jointly develop and operate an IP Television and Video on Demand service in the province of Shandong in the People’s Republic of China (the “Project”). The IPTV solution would be based on our ITonis delivery platform and backend solutions which we would license to the joint venture as a non-exclusive, non-transferable license with a term of 20 years. The legal set-up of the joint venture and its management and financing post-pilot rollout would be the responsibility of iOcean. Profits under the joint venture would be split 51% in favour of iOcean and 49% to us.

iOcean is a sino/foreign company that is engaged in the business of developing solutions and forming partnerships for the delivery of Internet Protocol Television services in the People’s Republic of China.

Formation of the joint venture will be subject to the execution of definitive agreements. There is no assurance that definitive agreements will be executed within the time frame contemplated by the memorandum of understanding.

This Item 1.01 sets forth a summary of certain material provisions of the memorandum of understanding and is qualified by the full text of the memorandum of understanding, a copy of which is filed as Exhibit 10.1 to this current report, which investors should read in full.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Memorandum of Understanding between the Company and iOcean Media Limited dated April 16, 2007

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITONIS INC.

Date: April 20, 2007	By:	/s/ Nicolas Lavaud
Nicolas Lavaud
President and Chief Executive Officer